Example Template : 77O



"DEUTSCHE DWS ENHANCED COMMODITY STRATEGY
FUND"

N-Sar January 1, 2015 - June 30, 2015



Security Purchased	Cusip 	"Purchase/
Trade Date"	 Size (Shr) of Offering 	Offering Price
of Shares	Total ($) Amt of Offering	 Amt of
shares Purch by Fund 	% of Offering Purchased by
Fund	% of Funds Total Assets	Brokers	Purchased
From
AT&T Inc	00206RCL4		4/23/2015
	$99.95	$17,500,000,000	$1,309,332
	0.01%		BCLY, BNP, CITI, CS, DB, GS, JPM
	JPM
Kraft Heinz Foods Co	423074AZ6
	6/23/2015	$99.77	$10,000,000,000
	$1,940,585	0.02%		BCLY, BOAML,
CIIT, DB, GS, JPM, MS	CITI